UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	December 30, 2015

Vishay Precision Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-34679	27-0986328
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation or Organization)		Number)

3 Great Valley Parkway, Suite 150
Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

(484) 321-5300
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2015, Vishay Precision Group, Inc. (the “Company”) entered into the Second Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company, Vishay Precision Group Canada ULC, an indirectly wholly owned subsidiary of the Company (“VPG Canada, and together with the Company, each a “Borrower” and collectively, the “Borrowers”), the financial institutions party thereto, as lenders, and JPMorgan Chase Bank, National Association as agent for such lenders (the “Agent”), pursuant to which the terms of the Borrowers’ multi-currency, secured credit facility were revised and expanded to provide for the following facilities: (1) a secured revolving facility in an aggregate principal amount of $30.0 million (the “Revolving Facility”), the proceeds of which may be used for working capital and general corporate purposes, with a sublimit of $10.0 million which can be used for letters of credit for the account of a Borrower or a domestic subsidiary of the Company that has guaranteed the facility, and a portion of which may be used to fund the Stress-Tek Acquisition (as defined below); (2) a secured closing date term facility for the Company, the proceeds of which are to be used by the Company to refinance indebtedness under its existing term loan, in an aggregate principal amount of $4.5 million (the “U.S. Closing Date Term Facility”); (3) a secured delayed draw term facility for the Company, the proceeds of which are to be used by the Company to fund a portion of the purchase price for the Stress-Tek Acquisition, in an aggregate principal amount of $11.0 million (the “U.S. Delayed Draw Term Facility”); and (4) a secured term facility for VPG Canada, the proceeds of which are to be used by VPG Canada to refinance indebtedness under its existing term loan, and for working capital and general corporate purposes, in an aggregate principal amount of $9.5 million (the “Canadian Term Facility”). The aggregate principal amount of the Revolving Facility may be increased by a maximum of $15.0 million upon the request of the Company, subject to the terms of the Credit Agreement. The Credit Agreement terminates on December 30, 2020. The term loans will be repaid in quarterly installments.

Interest payable on amounts borrowed under the Revolving Facility, the U.S. Closing Date Term Facility, the U.S. Delayed Draw Term Facility and the Canadian Term Facility (collectively, the “Facilities”) is based upon, at the Company’s option, (1) the greatest of: Agent’s prime rate, the Federal Funds Rate, or a LIBOR floor (the “Base Rate”), or (2) LIBOR plus a specified margin. An interest margin of 0.25% is added to Base Rate loans. Depending upon the Company’s leverage ratio, an interest rate margin ranging from 2.00% to 3.50% per annum is added to the applicable LIBOR rate to determine the interest payable on the Facility. The Company is required to pay a quarterly fee of 0.30% per annum to 0.50% per annum on the unused portion of the Revolving Facility which is determined based on the Company’s leverage ratio each quarter. Additional customary fees apply with respect to letters of credit.

The obligations of the Company and the Canadian Borrower under the Credit Agreement are secured by pledges of stock in certain domestic and foreign subsidiaries, as well as guarantees by substantially all of the Company’s domestic subsidiaries and of the Company (with respect to the Canadian Term Facility). The obligations of the Company and the guarantors under the Credit Agreement are secured by substantially all the assets (excluding real estate) of the Company and such guarantors. The Credit Agreement restricts the Company from paying cash dividends and requires the Company to comply with other customary covenants, representations and warranties, including the maintenance of specific financial ratios.

The foregoing description of the Credit Agreement does not purport to be a complete description of the parties’ rights and obligations under the Credit Agreement and the other documents and transactions contemplated by the Credit Agreement. As such, the foregoing description is qualified in its entirety by the reference to the complete text of the Credit Agreement, a copy of which is attached to this Current Report on Form 8-K (“Form 8-K”) as Exhibit 10.1 and is incorporated herein by this reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under item 1.01 of this Form 8-K is incorporated herein by reference.

Item 8.01 Other Information.

We refer to our Current Report on Form 8-K filed on December 15, 2015 (the “Prior Form 8-K”). As indicated in Item 1.01 of the Prior Form 8-K, on December 14, 2015, the Company, through its wholly owned subsidiary, entered into a purchase agreement to acquire all of the outstanding capital stock of Stress-Tek, Inc. (the “Stress-Tek Acquisition”).

On December 30, 2015, the Company completed the Stress-Tek Acquisition. The aggregate purchase price of $19.9 million, subject to working capital and other adjustments, was financed using a combination of cash on hand as well as borrowings under the Credit Agreement.

On January 4, 2016, the Company issued a press release announcing the closing of the Stress-Tek Acquisition. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1*
Second Amended and Restated Credit Agreement, dated December 30, 2015, by and among Vishay Precision Group, Inc., Vishay Precision Group Canada ULC, JPMorgan Chase Bank, National Association, as agent, and lenders party thereto.

99.1	Press release, dated January 4, 2016.

__
* Pursuant to Item 601(b)(2) of Regulation S-K schedules and exhibits have been omitted and will be furnished supplementally to the SEC upon request.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vishay Precision Group, Inc.

Date: January 4, 2016	By:	/s/ William M. Clancy
Name: William M. Clancy
Title: Executive Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1*
Second Amended and Restated Credit Agreement, dated December 30, 2015, by and among Vishay Precision Group, Inc., Vishay Precision Group Canada ULC, JPMorgan Chase Bank, National Association, as agent, and lenders party thereto.

99.1	Press release, dated January 4, 2016.